Exhibit 23

Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-20169) and related prospectus pertaining to the Cal-Maine Foods, Inc. 1993 Stock Option Plan and in the Post-Effective amendment NO. 1 to Form S-1 on Form S-3 (No. 333-14809) and related prospectus pertaining to shares underlying common stock purchase warrants of Cal-Maine Foods, Inc., of our report dated July 10, 1998, with respect to the consolidated financial statements and schedule of Cal-Maine Foods, Inc. included in the Annual Report (Form 10-K) for the year ended May 30, 1998.


                                         s/ Ernst & Young, LLP


Jackson, Mississippi
August 24, 1998